UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 3, 2018

Digital Donations Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-55483	47-4485832
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

68 South Service Road Suite 100 Melville, NY	11747
(Address of principal executive offices)	(Zip Code)

(631) 465-2163

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Mr. Keith Orlean resigned as Chief Executive Officer and Treasurer, and as a director, of Digital Donations Technologies, Inc. (the “Company”), effective June 14, 2018. Mr. Glenn Charlesworth, 66, has been appointed as interim Chief Executive Officer and Treasurer of the Company as of August 28, 2018.

The Company’s Board of Directors has no immediate plans to appoint a new director to replace Mr. Orlean on the Board of Directors, although it reserves the right to do so. Mr. Orlean is expected to remain a consultant to the Company, to provide such services as may be requested by the Company from time to time, without compensation except to the extent, if any, that Mr. Orlean may receive a commission with respect to business generated for the Company by him on terms no more favorable to Mr. Orlean than commissions paid by the Company to unrelated third parties under similar circumstances with respect to business generated for the Company by such third parties.

Mr. Orlean has extended to the Company a loan in the amount of $20,000, the proceeds of which are being used by the Company to retain legal counsel to assist the Company in certain current securities filings and related matters. Such loan will be due on June 30, 2020, will bear simple interest at 8% per annum, and will be payable in whole or in part, at the option of the Company, in shares of common stock of the Company having a fair market value equal to the amount of the loan so paid, provided that such common stock is then quoted on the OTC bulletin board or otherwise listed or quoted on a securities exchange or quotation system, or the Board of Directors of the Company otherwise determines a fair market value for such stock in good faith based on one or more arms-length transactions in such stock by one or more third parties.

Mr. Charlesworth, through his consulting company, CFO Advisory Services, Inc. (“CFO Advisory”), has been involved in providing certain accounting services to the Company on a part-time basis since 2011. During the past five years, Mr. Charlesworth’s principal occupation has been as an independent accounting consultant at CFO Advisory, which is in the business of providing such services for various companies. Mr. Charlesworth does not have any family relationships required to be disclosed pursuant to Item 401(d) of Regulation S-K, nor is he a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with his appointment as interim Chief Executive Officer and Treasurer, the Company has agreed to provide Mr. Charlesworth with a salary of $8,000 per month for a minimum of six months, of which $1,000 shall be paid in cash and $7,000 shall be deferred for the first and second months, and $2,000 shall be paid in cash and $6,000 shall be deferred for the third through sixth months. The Company has also agreed to pay Mr. Charlesworth an additional $52,000 for which Mr. Charlesworth will receive a promissory note of the Company due January 2, 2020, bearing interest at 8% per annum, compounded annually, subject to acceleration in the event of any merger, sale, joint venture, or equity capital raise resulting in net proceeds to the Company in excess of $500,000, and convertible into common stock of the Company at the option of Mr. Charlesworth at a conversion price equal to the fair market value of the Company’s common stock as of the date of such note as determined in good faith by the Board of Directors of the Company based on one or more arms-length transactions in such stock by one or more third parties (but in no event less than $0.09 per share). In the event that any portion of the deferred salary is not paid within one year after it is earned, the Company will deliver to Mr. Charlesworth a promissory note in a principal amount equal to the unpaid portion of such salary, due one year from the date of such note and otherwise on the same terms as the $52,000 promissory note payable to Mr. Charlesworth described above.

The Company has also agreed to issue to Mr. Charlesworth an aggregate of 800,000 restricted shares of the Company’s common stock, which shares shall vest on and as of January 2, 2020, subject to acceleration in the event of termination of Mr. Charlesworth’s service with the Company without cause or due to his death or permanent disability.

Item 8.01	Other Events.

On May 3, 2018, the United States Attorney for the Southern District of New York announced the arrests of three individuals, including Mr. Keith Orlean, on charges of conspiracy to commit securities fraud, securities fraud, conspiracy to commit wire fraud, and wire fraud in connection with the alleged solicitation of purchases of stock in companies including the Company.

The Company understands that Mr. Orlean denies such charges and intends to defend himself vigorously.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL DONATIONS TECHNOLOGIES, INC.

Dated: August 31, 2018	By:	/s/ Glenn Charlesworth
Glenn Charlesworth
Chief Executive Officer